Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-165791, 333-159804, 333-144384, 333-143410, 333-129987, 333-120295, 333-112070, 333-100228, 333-86436, 333-65986, 333-51408, 333-45634, 333-89653, on Form S-8 of our report dated April 1, 2013 (except for the effects of the reverse stock split described in Note 10, as to which the date is March 31, 2014), relating to the consolidated financial statements of LookSmart, Ltd. as of December 31, 2012 and for the year then ended appearing in this Annual Report on Form 10-K of LookSmart, Ltd. for the year ended December 31, 2013.

/s/ Moss Adams LLP

San Francisco, California

March 31, 2014